EXHIBIT 10.2

POGO PRODUCING COMPANY

2003 DIRECTOR’S PHANTOM STOCK AGREEMENT

This Director’s Phantom Stock Agreement (the “Agreement”) is entered into by and between Pogo Producing Company (the “Company”) and              (the “Director”) as of                              (the “Date of Grant”), pursuant to the terms and conditions set forth in this Agreement.

1.    Grant of Phantom Stock.    In lieu of the automatic annual grant of stock options to the Director under the Company’s 2002 Incentive Plan (the “Incentive Plan”), which would otherwise be made on June 2, 2003 (all rights to or in respect of which the Director hereby relinquishes and waives), the Company hereby grants to the Director                          hypothetical shares of the Company’s common stock, which shall be credited to a bookkeeping account with the Company. Each such hypothetical share will be equal in value to one of the Company’s currently outstanding shares of common stock, par value $1.00 per share, (a “Share”).

2.    Term of Phantom Award.    The term of this Award shall be one year.

3.    Vesting and Settlement.    This grant vests and becomes payable in full one year from the Date of Grant (the “Settlement Date”) or upon the Director’s death, if earlier, if the Director remains a member of the Company’s Board of Directors at such time. Unless Shares are transferred to the Director in accordance with Paragraph 4, upon full vesting the Director shall be entitled to a payment equal to the fair market value of                      Shares calculated as of the Settlement Date, determined for this purpose in the same manner as “Fair Market Value” is determined in the Incentive Plan. Such payment shall be made solely in cash. Notwithstanding the foregoing, if at any time prior to the Settlement Date, the Company should cancel or settle its obligations under the Incentive Plan as a result of a corporate transaction, the Director’s grant hereunder shall immediately vest and a cash payment shall be made to the Director in an amount to be determined as of that date in accordance with the valuation procedures outlined in the Incentive Plan.

4.    Settlement in Shares.    If the Company’s shareholders approve, at a shareholders’ meeting in 2004, a new incentive plan which authorizes the settlement in Shares of Phantom Stock awards granted pursuant to this Agreement, the Director shall receive, in lieu of the cash payment provided pursuant to Paragraph 3, unless such payment was previously made pursuant to the last sentence of Paragraph 3,                      Shares on the Settlement Date.

5.    Additional Cash Payment.    Coincident with and in addition to any cash payment made pursuant to Paragraph 3, or a payment in Shares pursuant to

Paragraph 4, the Company shall make a supplemental cash payment to the Director in an amount equal to 100 percent of the Fair Market Value of                  Shares on the Settlement Date. This payment is intended, in part, to assist the Director in satisfying the income tax liability associated with the settlement.

6.    Dividends.    An amount equivalent to the value of any dividends paid on                      Shares during the period beginning on the Date of Grant and ending on the Settlement Date of the Company’s obligations hereunder shall be credited to the bookkeeping account maintained for the Director and paid in cash to the Director when the Company’s obligation under this Agreement is otherwise satisfied.

7.    Adjustments.    In the event of any subdivision or consolidation of outstanding Shares or a declaration of a dividend payable in Shares, or a capital reorganization, reclassification or other transaction involving an increase or decrease in the number of outstanding Shares, an appropriate adjustment, in the manner provided in Paragraph 14(b) of the Incentive Plan, shall be made to the grant or number of Shares subject to the grant under this Agreement.

8.    Assignability.    Neither the grant nor any other rights of the Director under this Agreement shall be assignable or otherwise transferable except by will or by the laws of descent and distribution.

9.    Governing Law.    This Agreement and all determinations made and actions taken pursuant hereto shall be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and the Director has hereunto set his hand as of the day and year first above written.

POGO PRODUCING COMPANY

By:
Name:
Title:

DIRECTOR

Date:

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